UMAMI SUSTAINABLE SEAFOOD, INC.

NON-PLAN STOCK UNIT AWARD AGREEMENT

THIS NON-PLAN STOCK UNIT AWARD AGREEMENT (this “Agreement”) is dated as of August 16, 2013 by and between Umami Sustainable Seafood, Inc., a Nevada corporation (the “Corporation”), and Tim Fitzpatrick (the “Executive”).

W I T N E S S E T H

WHEREAS, the Corporation has granted to the Executive effective as of the date hereof (the “Award Date”) a credit of stock units (the “Award”) as set forth below, upon the terms and conditions set forth herein.

NOW THEREFORE, in consideration of services rendered and to be rendered by the Executive, and the mutual promises made herein and the mutual benefits to be derived therefrom, the parties agree as follows:

1.   Grant. Subject to the terms of this Agreement, the Corporation hereby grants to the Executive an Award with respect to an aggregate of 2,000,000 stock units (subject to adjustment as provided in Section 8 of this Agreement) (the “Stock Units”). As used herein, the term “stock unit” shall mean a non-voting unit of measurement which is deemed for bookkeeping purposes to be equivalent to one outstanding share of the Corporation’s common stock (“Common Stock”) (subject to adjustment as provided in Section 8 of this Agreement) solely for purposes of this Agreement. The Stock Units shall be used solely as a device for the determination of the payment to eventually be made to the Executive if such Stock Units vest pursuant to Section 2. The Stock Units shall not be treated as property or as a trust fund of any kind.

2.   Vesting. Subject to Section 7 below, the Award shall vest and become nonforfeitable with respect to twenty five percent (25%) of the total number of Stock Units (subject to adjustment under Section 8 of this Agreement) on each of the first four six-month anniversaries of the Award Date (so that 100% of the Stock Units subject to the Award would be vested on the two-year anniversary of the Award Date). Notwithstanding the foregoing, upon the occurrence of either a Change in Control while the Executive remains employed or the Executive’s termination of employment as a result of the Executive’s death, Disability, a termination by the Corporation without Cause or a termination by the Executive for Good Reason, the Award, to the extent then outstanding and unvested, will be fully vested on the date of such event. For purposes of this Agreement, “Change in Control,” “Disability,” “Cause,” and “Good Reason” shall have the same meanings as in the Executive’s Employment Agreement with the Corporation dated as of January 3, 2012, as it may be amended from time to time.

3.   Continuance of Executive’s Employment/Service. The vesting schedule requires continued employment or service through each applicable vesting date as a condition to the vesting of the applicable installment of the Award and the rights and benefits under this Agreement. Except as provided in Section 2 above, employment or service for only a portion of the vesting period, even if a substantial portion, will not entitle the Executive to any proportionate vesting or avoid or mitigate a termination of rights and benefits upon or following a termination of employment or services as provided in Section 7 below. Nothing contained in this Agreement constitutes a continued employment or service commitment by the Corporation or interferes with the right of the Corporation to terminate such employment or services or increase or decrease the compensation of the Executive from the rate in existence at any time.

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4.   Dividend and Voting Rights.

(a)   Limitations on Rights Associated with Units. The Executive shall have no rights as a stockholder of the Corporation, no dividend rights (except as expressly provided in Section 4(b) with respect to dividend equivalent rights) and no voting rights, with respect to the Stock Units and any shares of Common Stock underlying or issuable in respect of such Stock Units until such shares of Common Stock are actually issued to and held of record by the Executive. No adjustments will be made for dividends or other rights of a holder for which the record date is prior to the date of issuance of such shares.

(b)   Dividend Equivalent Rights. As of any date that the Corporation pays an ordinary cash dividend on its Common Stock, the Corporation shall credit the Executive with an additional number of Stock Units equal to (i) the per share cash dividend paid by the Corporation on its Common Stock on such date, multiplied by (ii) the total number of Stock Units (including any dividend equivalents previously credited hereunder) (with such total number adjusted pursuant to Section 8 of this Agreement) subject to the Award as of the related dividend payment record date, divided by (iii) the fair market value of a share of Common Stock (as determined in good faith by the Administrator) on the date of payment of such dividend. Any Stock Units credited pursuant to the foregoing provisions of this Section 4(b) shall be subject to the same vesting, payment and other terms, conditions and restrictions as the original Stock Units to which they relate. No crediting of Stock Units shall be made pursuant to this Section 4(b) with respect to any Stock Units which, as of such record date, have either been paid pursuant to Section 6 or terminated pursuant to Section 7.

5.   Restrictions on Transfer. Neither the Award, nor any interest therein or amount or shares payable in respect thereof may be sold, assigned, transferred, pledged or otherwise disposed of, alienated or encumbered, either voluntarily or involuntarily. The transfer restrictions in the preceding sentence shall not apply to (a) transfers to the Corporation, or (b) transfers by will or the laws of descent and distribution.

6.   Timing and Manner of Payment of Stock Units.

(a)   Timing of Payment. Subject to the terms of Section 6(b), on or within ten (10) days after the first to occur of (1) the Executive’s Separation from Service and (2) a Change in Control that constitutes a "change in the ownership" of the Corporation, a "change in the effective control" of the Corporation, or a "change in the ownership of a substantial portion of the assets" of the Corporation within the meaning of the Treasury Regulations promulgated under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), the Corporation shall deliver to the Executive a number of shares of Common Stock (either by delivering one or more certificates for such shares or by entering such shares in book entry form, as determined by the Corporation in its discretion) equal to the number of Stock Units subject to this Award that are then vested (after giving effect to any Stock Units that vest as a result of a Change in Control or the Executive’s termination of employment). For purposes of this Agreement, a “Separation from Service” occurs when the Executive dies, retires or otherwise has a termination of employment with the Corporation that constitutes a “separation from service” within the meaning of Treasury Regulation Section 1.409A-1(h)(1), without regard to the optional alternative definitions available thereunder.

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(b)   Six-Month Delay. If the Executive is a “specified employee” within the meaning of Treasury Regulation Section 1.409A-1(i) as of the date of the Executive's Separation from Service, the Executive shall not be entitled to any payment pursuant to Section 6(a) until the earlier of (i) the date which is six (6) months after the Executive’s Separation from Service for any reason other than death, or (ii) the date of the Executive's death. Any amounts otherwise payable to the Executive pursuant to Section 6(a) upon or in the six (6) month period following Executive's Separation from Service that are not so paid by reason of this Section 6(b) shall be paid (without interest) as soon as practicable (and in all events within ten (10) days) after the date that is six (6) months after the Executive's Separation from Service (or, if earlier, as soon as practicable, and in all events within ten (10) days, after the date of Executive's death).

(c)   No Further Rights. The Executive shall have no further rights with respect to any Stock Units that are paid pursuant to this Section 6 or that terminate pursuant to Section 7.

7.   Effect of Termination of Executive’s Employment or Service. After giving effect to any vesting pursuant to Section 2, the Executive’s Stock Units shall terminate to the extent such units have not become vested prior to the first date the Executive is no longer employed by or in service to the Corporation or one of its subsidiaries, regardless of the reason for the termination of the Executive’s employment or service with the Corporation or a subsidiary. If any unvested Stock Units are terminated hereunder, such Stock Units shall automatically terminate and be cancelled as of the applicable termination date without payment of any consideration by the Corporation and without any other action by the Executive, or the Executive’s beneficiary or personal representative, as the case may be.

8.   Adjustments. Upon (or, as may be necessary to effect the adjustment, immediately prior to): any reclassification, recapitalization, stock split (including a stock split in the form of a stock dividend) or reverse stock split; any merger, combination, consolidation, or other reorganization; any spin-off, split-up, or similar extraordinary dividend distribution in respect of the Common Stock; or any exchange of Common Stock or other securities of the Corporation, or any similar, unusual or extraordinary corporate transaction in respect of the Common Stock; then the Administrator shall equitably and proportionately adjust the number of Stock Units then outstanding and the number and kind of securities that may be issued in respect of the Award. No such adjustment shall be made with respect to any ordinary cash dividend for which dividend equivalents are credited pursuant to Section 4(b). As used herein, the “Administrator” means the Board or one or more committees appointed by the Board or another committee (within its delegated authority) to administer all or certain aspects of this Award.

Any good faith determination by the Administrator as to whether an adjustment is required in the circumstances pursuant to this Section 8, and the extent and nature of any such adjustment, shall be conclusive and binding on all persons.

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9.   Tax Withholding. Subject to Section 11 of this Agreement, upon any distribution of shares of Common Stock in respect of the Stock Units, the Corporation shall automatically reduce the number of shares to be delivered by (or otherwise reacquire) the appropriate number of whole shares, valued at their then fair market value (as determined in good faith by the Administrator), to satisfy any withholding obligations of the Corporation or its subsidiaries with respect to such distribution of shares at the minimum applicable withholding rates. In the event that the Corporation cannot legally satisfy such withholding obligations by such reduction of shares, or in the event of a cash payment or any other withholding event in respect of the Stock Units, the Corporation (or a subsidiary) shall be entitled to require a cash payment by or on behalf of the Executive and/or to deduct from other compensation payable to the Executive any sums required by federal, state or local tax law to be withheld with respect to such distribution or payment.

10.   Notices. Any notice to be given under the terms of this Agreement shall be in writing and addressed to the Corporation at its principal office to the attention of the Secretary, and to the Executive at the Executive’s last address reflected on the Corporation’s records, or at such other address as either party may hereafter designate in writing to the other. Any such notice shall be given only when received, but if the Executive is no longer an employee of the Corporation, shall be deemed to have been duly given by the Corporation when enclosed in a properly sealed envelope addressed as aforesaid, registered or certified, and deposited (postage and registry or certification fee prepaid) in a post office or branch post office regularly maintained by the United States Government.

11.   Compliance with Laws. The grant of the Award and the offer, issuance and delivery of shares of the Corporation’s Common Stock are subject to compliance with all applicable federal and state laws, rules and regulations (including but not limited to state and federal securities law and federal margin requirements) and to such approvals by any listing, regulatory or governmental authority as may, in the opinion of counsel for the Corporation, be necessary or advisable in connection therewith. The person acquiring any securities under this Award will, if requested by the Corporation or one of its subsidiaries, provide such assurances and representations to the Corporation or one of its subsidiaries as the Administrator may deem necessary or desirable to assure compliance with all applicable legal and accounting requirements.

12.   Gross-Up Payment.

(a)   Gross-Up Payment. In the event that the Award or any other payment, distribution, transfer, or benefit by the Corporation, or a direct or indirect subsidiary or affiliate of the Corporation, to or for the Executive’s benefit or the benefit of the Executive’s dependents, heirs or beneficiaries (whether pursuant to this Agreement or otherwise and determined without regard to any additional payments required under this Section 12(a)) (each a “Payment” and collectively the “Payments”) is subject to the excise tax imposed by Section 4999 of the Code, and any successor provision or any comparable provision of state or local income tax law (collectively, “Section 4999”), or any interest, penalty or addition to tax is incurred by the Executive with respect to such excise tax (such excise tax, together with any such interest, penalty, and addition to tax, hereinafter collectively referred to as the “Excise Tax”), then the Corporation shall pay to the Executive (or to the applicable taxing authority on the Executive’s behalf) an additional cash payment (hereinafter referred to as the “Gross-Up Payment”) equal to an amount such that after payment by the Executive of all taxes, interest, penalties, additions to tax and costs imposed or incurred with respect to the Gross-Up Payment (including, without limitation, any income and excise taxes imposed upon the Gross-Up Payment), the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon such Payment or Payments. This provision is intended to put the Executive in the same position as the Executive would have been had no Excise Tax been imposed upon or incurred as a result of any Payment. Any Gross-Up Payment shall be made promptly after it is determined that it is due (and in all events not later than the end of the year in which the Executive remits the related taxes to the applicable taxing authorities).

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(b)   Underpayment and Overpayment. It is possible that no Gross-Up Payment will initially be made but that a Gross-Up Payment should have been made, or that a Gross-Up Payment will initially be made in an amount that is less than what should have been made (either of such events is referred to as an “Underpayment”). It is also possible that a Gross-Up Payment will initially be made in an amount that is greater than what should have been made (an “Overpayment”). In the event of an Overpayment, the Executive shall promptly pay to the Corporation the amount of such Overpayment together with interest on such amount at the applicable Federal rate provided for in Section 1274(d) of the Code for the period commencing on the date of the Overpayment to the date of such payment by the Executive to the Corporation. In the event of an Underpayment, the Corporation shall promptly pay to the Executive the amount of such Underpayment.

(c)   Compliance with Law. Nothing in this Section 12 is intended to violate the Sarbanes-Oxley Act of 2002, and to the extent that any advance or repayment obligation hereunder would constitute such a violation, such obligation shall be modified so as to make the advance a nonrefundable payment to the Executive and the repayment obligation null and void to the extent required by such Act.

13.   Interpretation. The Administrator shall have the authority to construe and interpret this Agreement, to further define the terms used in this Agreement, and to prescribe, amend and rescind rules and regulations relating to the administration of this Agreement and the Award.

14.   Entire Agreement. This Agreement constitutes the entire agreement and supersedes all prior understandings and agreements, written or oral, of the parties hereto with respect to the subject matter hereof. Any amendment of this Agreement must be in writing and signed by the Corporation, provided that no such amendment shall, without written consent of the Executive, affect in any manner materially adverse to the Executive any rights or benefits of the Executive or obligations of the Corporation. Changes contemplated by Section 8 of this Agreement shall not be deemed to constitute changes or amendments for purposes of this Section 14. The Corporation may unilaterally waive any provision hereof in writing to the extent such waiver does not adversely affect the interests of the Executive hereunder, but no such waiver shall operate as or be construed to be a subsequent waiver of the same provision or a waiver of any other provision hereof.

15.   Limitation on Executive’s Rights. This Agreement creates only a contractual obligation on the part of the Corporation as to amounts payable and shall not be construed as creating a trust. The Executive shall have only the rights of a general unsecured creditor of the Corporation with respect to amounts credited and benefits payable, if any, with respect to the Stock Units, and rights no greater than the right to receive the Common Stock as a general unsecured creditor with respect to Stock Units, as and when payable hereunder.

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16.   Counterparts. This Agreement may be executed simultaneously in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

17.   Section Headings. The section headings of this Agreement are for convenience of reference only and shall not be deemed to alter or affect any provision hereof.

18.   Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Nevada without regard to conflict of law principles thereunder.

19.   Construction. It is intended that the terms of the Award will not result in the imposition of any tax liability pursuant to Section 409A of the Code. This Agreement shall be construed and interpreted consistent with that intent.

20.   Clawback Policy. The Stock Units are subject to the terms of the Corporation’s recoupment, clawback or similar policy as it may be in effect from time to time, as well as any similar provisions of applicable law, any of which could in certain circumstances require repayment or forfeiture of the Stock Units or any shares of Common Stock or other cash or property received with respect to the Stock Units (including any value received from a disposition of the shares acquired upon payment of the Stock Units).

21.   No Advice Regarding Grant. The Executive is hereby advised to consult with his or her own tax, legal and/or investment advisors with respect to any advice the Executive may determine is needed or appropriate with respect to the Stock Units (including, without limitation, to determine the foreign, state, local, estate and/or gift tax consequences with respect to the Award). Neither the Corporation nor any of its officers, Executives, affiliates or advisors makes any representation (except for the terms and conditions expressly set forth in this Agreement) or recommendation with respect to the Award. Except for the withholding rights set forth in Section 9 above, the Executive is solely responsible for any and all tax liability that may arise with respect to the Award.

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IN WITNESS WHEREOF, the Corporation has caused this Agreement to be executed on its behalf by a duly authorized officer and the Executive has hereunto set his or her hand as of the date and year first above written.

UMAMI SUSTAINABLE SEAFOOD, INC.,		EXECUTIVE
a Nevada corporation

By:	/s/ Tim Fitzpatrick	/s/ Tim Fitzpatrick
Signature
Print Name:	Tim Fitzpatrick

Its:	Chief Executive Officer
Tim Fitzpatrick
and

By:	/s/ Jamie White

Print Name:	Jamie White

Its:	Director

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